Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

European Sugar Producer Implements CDC Software’s CDC Factory Solution to Minimize Impact of
Global Recessionary Conditions

HONG KONG, ATLANTA — April 28, 2009 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Germany-based Südzucker AG, a leading sugar producer in Europe, is implementing CDC Factory’s manufacturing operations management and enterprise manufacturing intelligence solution at its sugar packaging plants in Europe to help reduce costs and improve operating margins.

Südzucker has already implemented CDC Factory at its plant in Plattling, Germany, with the next roll-out scheduled at its plant in Tienen, Belgium in April 2009. After the Belgium implementation, Südzucker plans to deploy CDC Factory at other plants in Europe. Based upon the results of a CDC Factory Profit Audit, a CDC Software service that identifies specific financial opportunities and improvement targets for a plant, CDC Software believes that CDC Factory could help Südzucker improve plant efficiency by up to 10 percent.

CDC Factory is also expected to help Südzucker maintain and build the company’s operating margins, despite the combination of falling sugar prices resulting from European Union (EU) reforms that were begun in 2006 and the global recession.

Based in Mannheim/Ochsenfurt, Germany, Südzucker produces more than five million tons of sugar annually, making them one of the largest sugar producers in the world. Through its other businesses, Südzucker’s products include frozen entrees and pizzas, bakery additives, starch products, sugar substitutes, and bioethanol.

According to Peter Koopmans, head of Business Unit Sugar Conversion at Südzucker AG, “CDC Factory’s impact on our workforce was almost immediate, as was an improvement in efficiency. We now have a template that can be rolled out to our other plant sites in a consistent manner. We regard CDC Factory as a key enabler in expanding our operating margins during this challenging global recession. That is why we are investing in a project like this during a period where many manufacturers are cutting their capital spending. CDC Factory provides Südzucker a fast and substantial return on investment and helps us build more value for our shareholders.”

“CDC Factory represents an established, ’back to basics’ solution that addresses significant business challenges facing food manufacturers during this global recession,” said Mark Sutcliffe, president of the CDC Factory division of CDC Software. “In a time when many manufacturers are cutting capital spending, many forward-thinking food producers, like Südzucker, are selecting CDC Factory to help cope with rising costs and increasing demand. Despite the added complexity of the EU’s sugar industry and the global recession, we believe that CDC Factory will help Südzucker maintain its leadership position by improving their internal processes that directly impact profit.”

About Südzucker
Südzucker is Europe’s leading supplier of sugar products with a turnover in excess of E5.8 billion and has established a key market position in the special products segment. Producing some 5 million tons of sugar a year, the company is one of the world’s largest sugar producers. Südzucker and its partially owned affiliate, AGRANA, and subsidiaries, Raffinerie Tirlemontoise and Saint Louis Sucre, make frozen entrees and pizzas; bakery additives such as fruit concentrates, starch products, and sugar substitutes; food-portion-control containers; and bioethanol. For more information visit: http://www.suedzucker.de/en/Homepage/

About CDC Factory
CDC Factory is the only technology innovation to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for your plant workforce and executive management.

Utilizing real-time plant metrics such as Overall Equipment Effectiveness (OEE) and cost per unit, CDC Factory provides a real-time framework that unites scheduling, operations, quality and maintenance and delivers substantial performance improvements. For more information, visit: www.cdcfactory.com.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to help our customers expand business, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, provide real-time workforce empowerment and real-time visibility into operating metrics, our beliefs regarding the ability to realize upfront value using our products, our beliefs regarding customer and industry needs and preferences, our and our customers’ beliefs about improvements to efficiency and other benefits of our products, our beliefs regarding our customers’ plans as well as industry and economic trends, our beliefs about the competitive position and leadership position of our customer, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Experiences and results will vary from customer to customer based upon their particular facts and circumstances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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